EXHIBIT 10.2

AMENDMENT TO CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

THIS AMENDMENT TO CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (“Non-Compete Amendment”) is made effective as of January 1, 2014 (the “Effective Date”), by and between EQT Corporation (formerly known as Equitable Resources, Inc., and together with its subsidiary companies, the “Company”) and Brian P Pietrandrea (“Employee”) and amends the Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of March 7, 2013, by and between the Company and Employee (“Agreement”).

W I T N E S S E T H:

WHEREAS, the Company and Employee entered into the Agreement on or about March 7, 2013;

WHEREAS, the Agreement authorized the parties to amend the Agreement by a written instrument signed by both parties;

WHEREAS, the Company and Employee express their intent to modify the Agreement in accordance with the terms of this Non-Compete Amendment;

WHEREAS, Employee understands that his/her receipt of performance awards in respect of 2014 under the EQT Corporation 2009 Long Term Incentive Plan (the “2009 LTIP”), including without limitation the 2014 Executive Performance Incentive Program (“2014 EPIP”) will not be effective unless he/she accepts the terms and conditions of this Non-Compete Amendment no later than 45 days after the Effective Date;

NOW, THEREFORE, the Company and Employee, intending to be legally bound, hereby agree as follows:

1.    On the Effective Date, the Company granted performance awards to Employee under, and subject to the terms and conditions of, the 2009 LTIP, the 2014 EPIP and certain other documents. Such grant is effective only if Employee accepts the terms and conditions of this Non-Compete Amendment no later than 45 days after the Effective Date.

2.    The parties agree to amend the Agreement by deleting paragraphs 1 and 2 of the Agreement and substituting the following paragraphs:

1.Restrictions on Competition and Solicitation. While the Employee is employed by the Company and for a period of six (6) months after the date of Employee’s termination of employment with the Company for any reason Employee will not, directly or indirectly, expressly or tacitly, for himself/herself or on behalf of any entity conducting business anywhere in the Restricted Territory (as defined below): (i) act in any capacity for any business in which his/her duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under active investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company. Notwithstanding the foregoing, the Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company only to the extent that Employee acquired or was privy to confidential information regarding such services, products or businesses. Employee acknowledges that this restriction will prevent Employee from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that this scope is reasonable in light of the business of the Company.

Restricted Territory shall mean (i) the entire geographic location of any natural gas and oil play in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights and pipeline capacity contracts on non-affiliated or third-party pipelines), including but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (ii) the entire geographic location of any natural gas and oil play in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (iii) the entire geographic location of any natural gas and oil play in which the Company has decided to make or has made an offer to purchase or lease assets for the purpose of conducting any of the business activities described in subparagraphs (i) and (ii) above within the six (6) month period immediately preceding the end of the Employee’s employment with the Company provided that Employee had actual knowledge of the offer or decision to make an offer prior to Employee’s separation from the Company. For geographic locations of natural gas and oil plays, refer to the maps produced by the United States Energy Information Administration located at www.eia.gov/maps.

Employee agrees that for a period of six (6) months following the termination of Employee’s employment with the Company for any reason, including without limitation termination for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that Employee approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company; and (ii) any prospective customer of the Company who was identified to or by the Employee and/or who Employee was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of Employee’s employment with the Company, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of Employee’s employment with the Company to be offered in the future.

While Employee is employed by the Company and for a period of six (6) months after the date of Employee’s termination of employment with the Company for any reason, Employee shall not (directly or indirectly) on his/her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee, consultant, vendor or independent contractor to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.

2.     Confidentiality of Information and Nondisclosure. Employee acknowledges and agrees that his/her employment by the Company necessarily involves his/her knowledge of and access to confidential and proprietary information pertaining to the business of the Company. Accordingly, Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of Employee’s employment, he/she will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself/herself, any person, corporation or other entity other than the Company, (i) any information concerning any financial matters, employees of the Company, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company, or (iii) any other information related to the Company which has not been published and is not generally known outside of the Company. Employee acknowledges that all of the foregoing, constitutes confidential and proprietary information, which is the exclusive property of the Company.

3.    The parties agree to insert a new paragraph 12 to read as follows:

12.    Notification of Subsequent Employment.    Employee shall upon termination of his/her employment with the Company, as soon as practicable and for the length of the non-competition period described in Section 1 above, notify the Company: (i) of the name, address and nature of the business of his/her new employer; (ii) if self-employed, of the name, address and nature of his/her new business; (iii) that he/she has not yet secured new employment; and (iv) each time his/her employment status changes. In addition, Employee shall notify any prospective employer that this Agreement exists and shall provide a copy of this Agreement to the prospective employer prior to beginning employment with that prospective employer. Any notice provided under this Section (or otherwise under this Agreement) shall be in writing directed to the General Counsel, EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222-3111.

Paragraph 12, which existed in the Agreement prior to the Non-Compete Amendment, remains in full force and effect and becomes paragraph 13 in the amended Agreement.

4.    This Non-Compete Amendment is hereby incorporated into the Agreement. Except as expressly amended by this Non-Compete Amendment, all provisions of the Agreement shall remain in full force and effect.

5.    This Non-Compete Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

6.    The parties acknowledge that this Non-Compete Amendment is a written instrument and that by their signatures below they are agreeing to the terms and conditions contained in this Non-Compete Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Non-Compete Amendment as of the date first above written.

EQT Corporation                Employee:

By:  /s/ Charlene Petrelli /s/ Brian P. Pietrandrea

Name: Charlene Petrelli            Brian P. Pietrandrea
Title:    Vice President & Chief
Human Resources Officer